Exhibit 99.1

THE TILE SHOP REPORTS FIRST QUARTER 2019 RESULTS

ANNOUNCES $15 MILLION SHARE REPURCHASE PROGRAM

DECLARES CASH DIVIDEND

MINNEAPOLIS – April 30, 2019 – Tile Shop Holdings, Inc. (Nasdaq: TTS) (the “Company”), a specialty retailer of natural stone and man-made tiles, setting and maintenance materials, and related accessories, today announced results for its first quarter ended March 31, 2019.

First  Quarter Summary

Net Sales Decreased 4.6%

Comparable Store Sales Decreased 4.2%

Gross Margin Increased to 71.2%

Net Income of $1.3 million; Adjusted EBITDA of $11.6 million

Opened 1 store in Q1

Board of Directors Approves $15 million Share Repurchase Program

Dividend of $0.05 per Common Share Declared

Management Commentary – Cabell Lolmaugh, CEO

“We implemented two significant new systems in January to position our company for long-term growth.  This included our new ERP system on January 1 and our new website platform in mid-January.  The conversions to these new systems negatively impacted our traffic, customer experience and sales during the quarter primarily due to challenges with POS functionality, speed and performance. First quarter traffic and sales were also negatively impacted by poor weather conditions in the upper Midwest and in the Northeast. Looking ahead to the remainder of the year, we will focus on improving traffic and sales by featuring our industry leading tile assortment, executing various retail marketing strategies, and working to enhance the performance of our ERP system and website platform.”

Repurchase Program

On April 29, 2019, the Board of Directors of the Company authorized a share repurchase program (the “Share Repurchase Program” or “Program”), pursuant to which the Company may, from time to time, purchase shares of its common stock for an aggregate repurchase price not to exceed $15,000,000. The Program will begin on May 2, 2019 and will continue indefinitely until the full repurchase amount has been utilized or the Board of Directors terminates the Program.

	Three Months Ended
(unaudited, amounts in thousands, except per	March 31,
share data)	2019	2018
Net sales	$86,908	$91,134
Net sales decline(1)	(4.6)%	(1.1)%
Comparable store sales decline(2)	(4.2)%	(6.8)%
Gross margin rate	71.2%	70.3%
Income from operations as a % of net sales	3.3%	6.7%
Net income	$1,320	$4,011
Net income per diluted share	$0.03	$0.08
Adjusted EBITDA	$11,612	$13,763
Adjusted EBITDA as a % of net sales	13.4%	15.1%
Number of stores open at the end of period	140	140

(1)	As compared to the prior year period.
(2)

Comparable store sales decline is the percentage change in sales of comparable stores period over period. A store is considered comparable on the first day of the 13th full month of operation. When a store is relocated, it is excluded from the comparable store sales decline calculation. Comparable store sales decline amounts include total charges to customers less any actual returns. Comparable store sales data reported by other companies may be prepared on a different basis and therefore may not be useful for purposes of comparing the Company’s results to those of other businesses.

FIRST QUARTER 2019

Net Sales

Net sales decreased $4.2 million, or 4.6%, from $91.1 million in the first quarter of 2018 to $86.9 million in the first quarter of 2019.  The decrease was due to a $3.8 million decrease in net sales generated by comparable stores. In addition, we had one less store in the comp base during this quarter as compared to last year, which resulted in a $0.4 million decrease in net sales. Comparable store sales declines were 4.2% for the first quarter of 2019 and 6.8% for the first quarter of 2018. The comparable store sales decline of 4.2% was primarily due to lower customer traffic.

Gross Profit

Gross profit decreased $2.2 million, or 3.4%, from $64.0 million in the first quarter of 2018 to $61.8 million in the first quarter of 2019.  This decrease was directly related to our revenue performance. The gross margin rate was 71.2% for the first quarter of 2019 and 70.3% for the first quarter of 2018. The 90 basis points of improvement in the gross margin rate was primarily due to higher pricing on new products available for sale.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $1.0 million, or 1.8%, from $57.9 million in the first quarter of 2018 to $58.9 million in the first quarter of 2019.  Depreciation expense increased $1.0 million in the first quarter of 2019 compared to the first quarter of 2018. First quarter selling, general and administrative expenses also included approximately $2.5 million of expense related to the implementation of our new enterprise resource planning system. These increases in expenses were partially offset by lower variable expenses of approximately $1.0 million, a $0.8 million decrease in advertising expenses and a $0.6 million decrease in transportation expenses.

Income Tax

Income tax expense was  $0.6 million during the first quarter of 2019.

Inventory

Inventory increased 0.6% to $110.8 million from $110.1 million at the end of the  fourth quarter of 2018.

Long-Term Debt

Long-term debt decreased $3.0 million from $53.0 million in the fourth quarter of 2018 to $50.0 million in the first quarter of 2019. The decrease was attributable to improved operating cash flow during the quarter.

DIVIDEND

The Board of Directors declared a quarterly dividend of $0.05 per common share. The dividend is payable May 17, 2019 to shareholders of record at the close of business on May 6, 2019.

NON-GAAP INFORMATION

Adjusted EBITDA

Adjusted EBITDA for the first quarter of 2019 was $11.6 million compared with $13.8 million for the first quarter of 2018.  See the table below for a reconciliation of GAAP net income to Adjusted EBITDA.

	Three Months Ended
($ in thousands)	March 31,
	2019	% of net sales(1)	2018	% of net sales
GAAP net income	$1,320	1.5%	$4,011	4.4%
Interest expense	978	1.1	554	0.6
Income taxes	611	0.7	1,581	1.7
Depreciation and amortization	7,964	9.2	7,000	7.7
Stock-based compensation	739	0.8	617	0.7
Adjusted EBITDA	$11,612	13.4%	$13,763	15.1%

(1) Amounts do not foot due to rounding.

Pretax Return on Capital Employed

Pretax Return on Capital Employed was calculated based on GAAP information. The Company believes this metric is useful in assessing the effectiveness of its capital allocation over time. Other companies may calculate Pretax Return on Capital Employed differently, limiting the usefulness of the measure for comparative purposes.

Pretax Return on Capital Employed was 6.7%  for the trailing twelve months as of the end of the first quarter 2019 compared to 9.4%  for the trailing twelve months as of the end of the first quarter 2018. See the Pretax Return on Capital Employed calculation in the table below.

($ in thousands)	March 31,
	2019(1)	2018(1)
Income from Operations (trailing twelve months)	$13,347	$16,324

Total Assets	328,030	266,994
Less: Accounts payable	(29,242)	(22,020)
Less: Income tax payable	(116)	(150)
Less: Other accrued liabilities	(27,035)	(24,713)
Less: Lease liability(2)	(67,122)	(40,670)
Less: Other long-term liabilities	(3,937)	(4,895)
Capital Employed	200,578	174,546

Pretax Return on Capital Employed	6.7%	9.4%

(1) Income statement accounts represent the activity for the trailing twelve months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balance for the four quarters ended as of each of the balance sheet dates.

(2) Represents the average lease liability and deferred rent account balances for the four quarters ended as of each of the balance sheet dates.

Internal Controls

While the Company is still completing its assessment of the effectiveness of its internal controls over financial reporting and disclosure controls and procedures as of March 31, 2019, it expects to report two material weaknesses in internal controls over financial reporting arising from the enterprise resource planning system implementation (“ERP”) that took place on January 1, 2019. The material weaknesses relate to (1) the ineffective design and implementation of controls with respect to the ERP system conversion and (2) the ineffective design and implementation of IT general controls for information systems that are relevant to the preparation of the financial statements.   As a result of the identification of the material weaknesses, the Company has performed further analysis and completed additional procedures intended to ensure its consolidated financial statements for the quarter ending March 31, 2019 are prepared in accordance with GAAP and are accurate.

While remediation efforts have begun, the material weaknesses will not be considered remediated until the applicable controls are designed appropriately and operate for a sufficient period of time and the Company’s management has concluded, through testing, that such controls are operating effectively. The Company expects that the remediation of these material weaknesses will be completed prior to the end of fiscal 2019.

Webcast and Conference Call

As announced on April 18, 2019, the Company will host a conference call via live webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Tuesday,  April 30, 2019.  The call will be hosted by Cabell Lolmaugh,  CEO, Kirk Geadelmann, CFO, and Ken Cooper, Investor Relations.

Participants may access the live webcast by visiting the Company’s Investor Relations page at www.tileshop.com. The call can also be accessed by dialing (844) 421-0597, or (716) 247-5787 for international participants. A webcast replay of the call will be available on the Company’s Investor Relations page at www.tileshop.com.

Additional details can be located at www.tileshop.com under the Financial Information – SEC Filings section of the Company’s Investor Relations page.

Contacts:

Investors and Media:

Ken Cooper

763-852-2950

ken.cooper@tileshop.com

About The Tile Shop

The Tile Shop (Nasdaq:TTS) is a leading specialty retailer of natural stone and man-made tiles, setting and maintenance materials, and related accessories in the United States. The Company offers a wide selection of high-quality products, exclusive designs, knowledgeable staff and exceptional customer service in an extensive showroom environment. Each store is outfitted with full-room tiled displays which are enhanced by the complimentary Design Studio, a collaborative platform to create customized 3D design renderings to scale, allowing customers to bring their design ideas to life. The Tile Shop currently operates 140 stores in 31 states and the District of Columbia.

The Tile Shop is a proud member of the American Society of Interior Designers (ASID), National Association of Homebuilders (NAHB), National Kitchen and Bath Association (NKBA), and the National Tile Contractors Association (NTCA). Visit www.tileshop.com. Join The Tile Shop (#thetileshop) on Facebook, Instagram, Pinterest and Twitter.

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting for interest expense, income taxes, depreciation and amortization, and stock based compensation. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. The Company calculates pretax return on capital employed by taking income from operations divided by capital employed.  Capital employed equals total assets less accounts payable, income taxes payable, other accrued liabilities, deferred rent, lease liability and other long-term liabilities.

The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations.  Company management uses these non-GAAP measures to compare Company performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes.  These measures are used in monthly financial reports prepared for management and the Board of Directors.  The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Company management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP.  The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the Company’s consolidated financial statements.  In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results.  The Company urges investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate the business.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance (including the financial performance of new stores).  Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores.  The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.  Investors are referred to the most recent reports filed with the SEC by the Company.

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except share data)

	(Unaudited)	(Audited)
	March 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$7,936	$5,557
Restricted cash	825	825
Receivables, net	5,942	3,084
Inventories	110,804	110,095
Income tax receivable	3,086	3,548
Other current assets, net	7,904	7,181
Total Current Assets	136,497	130,290
Property, plant and equipment, net	143,785	158,356
Right of use asset	141,791	-
Deferred tax assets	7,249	7,225
Other assets	1,606	1,759
Total Assets	$430,928	$297,630

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$31,811	$25,853
Income tax payable	64	179
Current portion of lease liability	25,236	-
Other accrued liabilities	28,727	24,484
Total Current Liabilities	85,838	50,516
Long-term debt, net	50,000	53,000
Long-term lease liability	138,550	-
Capital lease obligation, net	398	436
Deferred rent	-	43,579
Other long-term liabilities	3,857	3,752
Total Liabilities	278,643	151,283

Stockholders’ Equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued and outstanding: 52,901,733 and 52,707,879 shares, respectively	5	5
Preferred stock, par value $0.0001; authorized: 10,000,000 shares; issued and outstanding: 0 shares	-	-
Additional paid-in-capital	170,306	172,255
Accumulated deficit	(17,997)	(25,857)
Accumulated other comprehensive loss	(29)	(56)
Total Stockholders' Equity	152,285	146,347
Total Liabilities and Stockholders' Equity	$430,928	$297,630

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

($ in thousands, except share, and per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net sales	$86,908	$91,134
Cost of sales	25,066	27,096
Gross profit	61,842	64,038
Selling, general and administrative expenses	58,948	57,927
Income from operations	2,894	6,111
Interest expense	(978)	(554)
Other income	15	35
Income before income taxes	1,931	5,592
Provision for income taxes	(611)	(1,581)
Net income	$1,320	$4,011

Income per common share:
Basic	$0.03	$0.08
Diluted	$0.03	$0.08

Weighted average shares outstanding:
Basic	51,961,780	51,881,681
Diluted	52,037,996	51,899,210

Dividends declared per share	$0.05	$0.05

Tile Shop Holdings, Inc. and Subsidiaries

Rate Analysis

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Gross margin rate	71.2%	70.3%
SG&A expense rate	67.8%	63.6%
Income from operations margin rate	3.3%	6.7%
Adjusted EBITDA margin rate	13.4%	15.1%

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

($ in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Cash Flows From Operating Activities
Net income	$1,320	$4,011
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	7,964	7,000
Amortization of debt issuance costs	149	167
Loss on disposals of property, plant and equipment	82	71
Change in leases	(448)	1,039
Stock based compensation	739	617
Deferred income taxes	64	426
Changes in operating assets and liabilities:	-
Receivables	(2,858)	(504)
Inventories	(709)	(3,058)
Prepaid expenses and other assets	(806)	(1,771)
Accounts payable	8,429	(6,085)
Income tax receivable / payable	457	1,135
Accrued expenses and other liabilities	5,296	6,810
Net cash provided by operating activities	19,679	9,858
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(12,198)	(4,846)
Proceeds from insurance	610	-
Net cash used in investing activities	(11,588)	(4,846)
Cash Flows From Financing Activities
Payments of long-term debt and capital lease obligations	(18,054)	(16,904)
Advances on line of credit	15,000	15,000
Dividends paid	(2,606)	(2,600)
Employee taxes paid for shares withheld	(82)	-
Net cash used in financing activities	(5,742)	(4,504)
Effect of exchange rate changes on cash	30	3
Net change in cash	2,379	511
Cash, cash equivalents and restricted cash beginning of period	6,382	7,476
Cash, cash equivalents and restricted cash end of period	$8,761	$7,987

Cash and cash equivalents	$7,936	$7,152
Restricted cash	825	835
Cash, cash equivalents and restricted cash end of period	$8,761	$7,987

Supplemental disclosure of cash flow information
Purchases of property, plant and equipment included in accounts payable and accrued expenses	$1,478	$1,895
Cash paid for interest	934	558
Cash paid (received) for income taxes, net	-	1